Exhibit 99.9

CONSENT OF LEHMAN BROTHERS

We hereby consent to the inclusion of our opinion letter dated October 18, 2004 to the Board of Directors of ACLARA BioSciences, Inc. (the “Company”) attached as Annex D to the amended Joint Proxy Statement/Prospectus (the “Prospectus”) which is part of the Registration Statement on Form S-4/A filed by ViroLogic, Inc. in connection with the proposed merger of ViroLogic, Inc. and the Company, and to the references to our firm in the Prospectus under the headings “Chapter One—Overview of the Annual Meetings—Summary of the Joint Proxy Statement/Prospectus—Opinion of ACLARA’s Financial Advisor”, “Chapter Two—ViroLogic Proposal One and ACLARA Proposal One—The Merger Transaction—The Transaction—Background of the Transaction”, “Chapter Two—ViroLogic Proposal One and ACLARA Proposal One—The Merger Transaction—The Transaction—ACLARA Board of Directors’ Reasons for the Transaction”, and “Chapter Two—ViroLogic Proposal One and ACLARA Proposal One—The Merger Transaction—The Transaction—Opinion of ACLARA’s Financial Advisor”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term “expert” as used in the Securities Act.

LEHMAN BROTHERS NC.

New York, New York

October 22, 2004

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